                                                                    EXHIBIT 12.2

                 CONTINENTAL CABLEVISION, INC. AND SUBSIDIARIES

 PRO FORMA COMPUTATION OF RATIO OF EARNINGS TOCOMBINED FIXED CHARGES PREFERRED
                                   DIVIDENDS
                      (IN THOUSANDS, EXCEPT RATIO AMOUNTS)

  The following table reflects the proforma computation of the ratio of earnings to combined fixed charges and preferred dividends for the year and period indicated.

                                                            12/31/93  9/30/94
                                                            --------  --------
Pro Forma:
  Computation of Earnings:
  Income (Loss) from Continuing Operations
      Before Income Taxes and Cumulative Effect of Change
       in Accounting for Income Taxes...................... $(38,832) $(47,416)
    Add:
      Interest Expense.....................................  334,666   264,298
      Interest Portion of Rent Expense.....................    7,742     6,279
      Amortization of Capitalized Interest.................    2,355     1,820
      Amortization of Deferred Financing Costs.............    5,551     3,998
      Equity in Net Loss of Affiliates.....................   12,827    14,413
                                                            --------  --------
                                                            $324,309  $243,392
                                                            ========  ========
  Computation of Fixed Charges:
    Interest Expense.......................................  334,666   264,298
    Interest Portion of Rent Expense.......................    7,742     6,279
    Capitalized Interest...................................    1,131     1,427
    Amortization of Deferred Financing Costs...............    5,551     3,998
    Preferred Stock Preferences............................   36,814    53,089
    Preferred Dividends....................................   10,952     8,214
                                                            --------  --------
                                                            $396,856  $337,305
                                                            ========  ========
  Ratio of Earnings to Combined Fixed Charges..............      .82       .72
                                                            ========  ========
  Deficiency in Earnings Required to Cover Combined Fixed
   Charges and Preferred Dividends......................... $ 72,547  $ 93,913
                                                            ========  ========